Exhibit 99.(6)(c)(i)

PGIM Investments LLC

655 Broad Street — 17th Floor

Newark, New Jersey 07102

July 1, 2018

The Board of Trustees

Prudential Investment Portfolios 9

655 Broad Street—17th Floor

Newark, New Jersey 07102

Re: PGIM QMA Large-Cap Core Equity Fund

To the Board of Trustees:

PGIM Investments LLC (PGIM Investments) has contractually agreed through February 29, 2020 to limit net annual Fund operating expenses (exclusive of distribution and service (12b-1) fees, transfer agency expenses (including sub-transfer agency and networking fees), taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), interest, acquired fund fees and expenses, brokerage, extraordinary and certain other expenses such as dividend, broker charges and interest expense on short sales) of each class of shares to 0.35% of the Fund’s average daily net assets. Where applicable, PGIM Investments agrees to waive management fees or shared operating expenses on any share class to the same extent that it waives similar expenses on any other share class.  In addition, Total Annual Fund Operating Expenses for Class R6 shares will not exceed Total Annual Fund Operating Expenses for Class Z shares. Fees and/or expenses waived and/or reimbursed by PGIM Investments may be recouped by PGIM Investments within the same fiscal year during which such waiver and/or reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This waiver may not be terminated prior to February 29, 2020 without the prior approval of the Fund’s Board of Trustees.

Upon implementation of the reorganization of the PGIM QMA Defensive Equity Fund into the Fund, PGIM Investments contractually agrees through February 29, 2020, to limit total annual Fund operating expenses to 1.58% of average daily net assets for Class B shares of the Fund.

Very truly yours,

PGIM INVESTMENTS LLC

By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President